RAND10 EB5

29052018

LOCAL MINE BULLION REFINING CONTRACT

between

RAND REFINERY PROPRIETARY LIMITED

And

DRDGOLD LIMITED AND EACH OF ITS SUBSIDIARIES

RAND10 EB5

29052018

TABLE OF CONTENTS

1.          INTERPRETATION

2.          APPOINTMENT

3.          COMMENCEMENT, DURATION AND TERMINATION

4.          DETAILS OF MATERIAL

5.          RISK AND INSURANCE

6.          PACKAGING MATERIAL

7.          LOGISTICS

8.          WEIGHING, SAMPLING AND ASSAYING

9.          DELETERIOUS ELEMENTS

10.        NON- ACCEPTABLE MATERIAL

11.        FEES AND CHARGES

12.        METAL CREDIT PAYABLE TO DEPOSITOR

13.        CREDIT OR SALE OF PAYABLE GOLD AND PAYABLE SILVER ON BEHALF OF DEPOSITOR

14.        PRICING OF PAYABLE GOLD OR PAYABLE SILVER FOR SALE

15.        PAYMENT TO DEPOSITOR

16.        SET-OFF

17.        CHANGE OF MARKET CONDITIONS

18.        CONFIDENTIALITY

19.        INDEMNITY

20.        BUSINESS ETHICS

22.        METAL GAIN SALES

23.        REPRESENTATIONS AND WARRANTIES

24.        RESPONSIBLE GOLD REPRESENTATIONS AND WARRANTIES

25.        BREACH OF CONTRACT

26.        FORCE MAJEURE

27.        DISPUTE RESOLUTION AND EXPERT DETERMINATION

28.        COUNTERPART AND FACSIMILE/E-MAIL EXECUTION

29.        SEVERABLE PROVISIONS

30.        SURVIVAL

31.        GENERAL PROVISIONS

32.        RIGHTS OF THIRD PARTIES

33.        NOTICES

ANNEXURE A - VARIABLE CLAUSES, FEES, CHARGES AND METAL CREDIT

SCHEDULE 1 – LIST OF DEPOSITORS

ANNEXURE B – DETAILS OF UMPIRE

ANNEXURE C – HIGH LEVEL SCHEMATIC OF DEPOSITING PROCESS

ANNEXURE D – CONTACT LIST

1.           INTERPRETATION

1.1                        In this Contract with Contract number RR167LMDReN which replaces contract RR111LMDRe:

1.1.1                                   clause headings are for convenience and shall not be used in its interpretation, unless the context clearly indicates a contrary intention;

1.1.2                                   the use of one gender includes the other;

1.1.3                                   reference to a natural person includes a juristic person and vice versa;

1.1.4                                   the singular includes the plural and vice versa.

1.2                        Any reference to a statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date and as amended or substituted from time to time.

1.3                        If any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it was a substantive provision in the body of this Contract.

1.4                        The use of the word "including" followed by a specific example(s) shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule (of the same kind rule), shall not be applied in the interpretation of such general wording or such specific example(s).

1.5                        The terms and conditions of this Contract having been negotiated have the effect that an ambiguous term shall not be construed against the Party that imposed its inclusion in the Contract.

1.6                        The following words and expressions, if capitalised as indicated, shall have the meanings assigned to them:

1.6.1	"Business Day"	any day which is not a Saturday, Sunday or official public holiday in South Africa, the United Kingdom or the United States of America
1.6.2	"Contract"	this local mine bullion refining contract together with the annexures thereto
1.6.3	"Deleterious Elements"

elements which in the reasonable opinion of Rand Refinery are harmful to the refining process, employees, agents or sub-contractors, or the environment of a Party. The term "deleterious" is used generically herein to cover any one or more of the above circumstances. Other terms commonly used to describe Deleterious Elements include hazardous, malodorous, contaminants, impurity levels or radioactive elements.

1.6.4	"Delivery Place"	the place at which the Depositor shall deliver the Material and at which Rand Refinery shall receive the Material as set out in Annexure A
1.6.5	"Deposit"	an individual delivery of Material delivered in terms of this Contract
1.6.6	"Depositor"	any of the entities set out in schedule 1, being the owner or lawful possessor of the Material, whose full details are set out in Annexure A
1.6.7	"Designated Account"	the bank account nominated in writing by the Depositor from time to time
1.6.8	"Material"	the unrefined material containing gold and silver produced by the Mine
1.6.9	“Mine”	the mine(s) from which the Material is originated, which are any of the mines set out in schedule 1
1.6.10	"Official Weight"	the weight of a Deposit after melting, corrected for mass loss during melting, by applying the Weight after Melt procedure
1.6.11	"Parties"	collectively, the Depositor and Rand Refinery and a reference to "Party" shall be a reference to either one of them individually as the context requires
1.6.12	"Payable Gold"	the returnable portion of gold delivered;
1.6.13	"Payable Silver"	the returnable portion of silver delivered;
1.6.14	"Premises"	the principal place of business of Rand Refinery, located at Refinery Road, Industries West, Germiston
1.6.15	"Rand Refinery"	Rand Refinery Proprietary Limited, registration number 1920/006598/07, a company duly registered and incorporated in accordance with the company laws of the Republic of South Africa
1.6.16	"Rand Refinery Dry Weight"	the net weight of the Deposit after correction for the moisture content as contemplated in clause 8.1.2
1.6.17	"Rand Refinery Wet Weight"	the weight of the Deposit received and as weighed by Rand Refinery before drying thereof at the Premises
1.6.18	"Signature Date"	the date of signature of this Contract by the Party signing last in time
1.6.19	“Umpire”	an independent expert with competency in assaying of gold and silver bearing materials. (The list of approved umpires is set out in Annexure B.)
1.6.20	"Weight after Melt"	the weight of a Deposit after melting, resulting in weight loss pursuant to volatilisation of the of base metals contained in a Deposit.

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2.           APPOINTMENT

                The Depositor wishes to appoint Rand Refinery to perform certain work and provide certain services, as its agent, relating to the recovery of precious metals from the Material; which appointment Rand Refinery hereby accepts, on the terms and conditions contained in this Contract.

3.           COMMENCEMENT, DURATION AND TERMINATION

3.1                        This Contract shall commence on the Signature Date and shall continue in force and effect for the life of the Mine, unless otherwise terminated in accordance with the provisions below.

3.2                        This Contract may be terminated:

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3.2.1                                   If the Mine and Rand Refinery cannot reach agreement on an adjustment of the price as provided for in clause 11.8 of this Contract; or

3.2.2                                   If the Parties, having regard to the changing market conditions, fail to reach agreement on the renegotiation of the terms of this Contract in good faith, as provided for in clause 17;  or

3.2.3                                   for breach of contract by the other Party as set out in clause 25; or

3.2.4                                   Force Majeure occurs as set out in clause 26; or

3.2.5                                   forthwith for material non-compliance by either Party with any provision of any applicable Law.

4.           DETAILS OF MATERIAL

4.1                        Description

The Material shall be a product of the mining and recovery operations from the Mine; and shall be in bar form, for the avoidance of doubt.

4.2                        Quantity

All Material produced at the Mine during the term of this Contract shall be delivered to Rand Refinery for refining.

4.3                        Quality

The Material shall contain no less gold and silver and no more Deleterious Elements than the limits set out in Annexure A. The Depositor shall provide Rand Refinery with the full details of the nature and estimated quantity of impurities contained in the Material in writing before any Material is dispatched to Rand Refinery

5.           RISK AND INSURANCE

5.1                        Risk in and to the Material shall pass to Rand Refinery after it is (i) delivered at the Delivery Place, and (ii) signed for by Rand Refinery’s appointed security agent at the Delivery Place.

5.2                        Rand Refinery shall insure all risk of the physical loss of and/or the physical damage to the Material with effect from the time of Delivery contemplated in clause 5.1 above and for so long as the Material is under its control and in its possession, in accordance with the terms and conditions of Rand Refinery’s insurance policy and all subsequent renewals thereof.

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5.3                        Should the Depositor at any stage, in writing, require the redelivery of the Material (or any part thereof), or should Rand Refinery refuse to accept the Material (or any part thereof), in terms of the provisions of this Contract, the Depositor shall be liable and bear the cost of securing the return of the Material to the Depositor.

5.4                        Should the Material be redelivered to the Depositor as contemplated in the preceding clause 5.3 of this Contract, all risk in and to the Material shall transfer to the Depositor at the time of redelivery of the Material to the Depositor.

6.           PACKAGING MATERIAL

6.1                        Any packaging materials provided to Rand Refinery and used by the Depositor to package the Material for collection by Rand Refinery shall (i) in the case of plastic boxes, be returned by Rand Refinery to the Depositor, if requested by the Depositor, at the Depositor's cost, and (ii) in the case of wooden packaging, be destroyed by Rand Refinery at its cost.

6.2                        All wooden packaging shall be ISPM 15 compliant.

6.3                        All plastic packaging shall be approved by Rand Refinery prior to its use which may require a completed recognised MSDS (Material Safety Data Sheet).

6.4                        No metal packaging shall be accepted.

7.           LOGISTICS

7.1                        Delivery of Material

7.1.1                                   The Depositor shall notify Rand Refinery, in writing, of its intention to deliver on the Business Day prior to the date of actual collection of the Material, it being recorded that deliveries to Rand Refinery shall be effected on Mondays, Tuesdays, Wednesdays and Thursdays between 08:00 and 15:00 and on Fridays between 08:00 and 12:00.

7.1.2                                   Rand Refinery will be required to arrange the transport of the Material, the Depositor shall be liable and pay all relevant costs and charges, as agreed to in writing between the Parties prior to delivery.

7.1.3                                   Should  Rand Refinery arrange the transport of Material, a  detailed standard operating procedure as to the arrangements of the transport, helipad specifications, safety aspects and security requirements at the helipads shall be agreed to by both Parties, in writing,

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prior to giving effect to such collection and delivery and these shall endure unless otherwise agreed in writing.

7.2                        Documentation

7.2.1                                   A waybill completed in every respect shall be e-mailed to Rand Refinery at bullionspec@gold.co.za as soon as available, but prior to the dispatch of the Material to and/or from the Premises.  A hard copy of the waybill shall accompany the Material upon dispatch to Rand Refinery.

7.2.2                                   The waybill shall contain at least the following information (i) the Depositor’s full name and address, (ii) the waybill number, (iii) the date of dispatch, (iv) each individual bar number, (v) each individual gross bar weight, (vi) the cumulative gross bar weight of all the bars in each lot deemed to be separate Deposit, (vii) the anticipated fine Gold and/or Silver content for each Consignment, (viii) the total number of bars of Gold or Silver, as the case may be, in respect of each Consignment  deemed to be a separate deposit and a total gross bar weight, (ix) the seal numbers (if used), (x) the name and signature of the Depositor's  dispatcher,  and (xi) the name and signature of the Depositor's Asset Protection Official.

7.2.3                                   The maximum weight reflected on a waybill shall not exceed 500kg.

7.2.4                                   Copies of the documentation referred to above shall be e-mailed to Rand Refinery at the following e-mail address – bullionspec@gold.co.za prior to delivery.

8.           WEIGHING, SAMPLING AND ASSAYING

                The Material deposited at the Premises by the Depositor shall be melted and mass corrected using the "Weight after Melt" method.

8.1                        Weight determination

8.1.1                                   As soon as practicable after arrival of the Material at the Premises,  Rand Refinery shall unpack and record the weight of each bar according to the waybill referred to in clause 7.2.1 and Rand Refinery shall weigh each bar to determine Rand Refinery’s Wet Weight.

8.1.2                                   After determining Rand Refinery’s Wet Weight, each bar shall be dried and then weighed to determine the Rand Refinery Dry Weight. Rand Refinery shall as soon as possible after the weighing, sampling and assay process will have been completed advise, by notice in writing, the Depositor of both weights with a Precious Metal Receipt Voucher as referred to in clause 12.

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8.1.3                                   Should the variance between Rand Refinery's Dry Weight and/or Wet Weight and the Depositor's Wet Weight:

8.1.3.1                                             be less than 0.1% then the Rand Refinery Dry Weight shall be deemed to be the correct weight which determination shall be final and binding on the Parties; or

8.1.3.2                                             be more than 0.1%, the Material shall not be processed by Rand Refinery and the Depositor shall forthwith be notified of the variance in writing ("Weight  Variance Notice"), after which the Depositor shall have one Business Day from the date of delivery of the Weight Variance Notice to (i) either accept Rand Refinery’s weight, or (ii) to cancel the order in respect of the Material forming the subject matter of such Weight Variance Notice by notice in writing ("Cancellation Notice"). As soon as possible after delivery of the Cancellation Notice, the Material shall either (i) be returned to or collected by the Depositor, or (ii) dealt with by Rand Refinery in accordance with reasonable written instructions received from the Depositor, at the Depositor's cost.

8.1.3.3                                             Should the Depositor fail to cancel the order or fail to respond to Rand Refinery in writing within the prescribed one Business Day period, the Depositor shall be deemed to have accepted Rand Refinery's Dry Weight, which shall be final and binding on the Depositor.

8.1.3.4                                             No payment shall be made for the Material in the event of an unresolved dispute on weight until such time as the dispute will have been resolved in terms of the provisions of clause 27.

8.1.4                                   Notwithstanding anything to the contrary, if it appears at any time to Rand Refinery that a Delivery has been tampered with, or the seals thereof had been broken or a Delivery does not otherwise appear in Rand Refinery’s reasonable opinion to be in order, weighing thereof shall be suspended until such time as the Parties will have agreed and confirmed in writing the basis on which to proceed. In those circumstances, no payment shall be made until a written agreement on how to proceed will have been concluded.

8.2                        Sampling

8.2.1                                   After acceptance of Rand Refinery’s Dry Weight of the Deposit (or agreement will have been reached by the Parties in respect of the weight of the Deposit), Rand Refinery shall melt the Deposit at Rand Refinery’s plant so that the Deposit shall form a single molten

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mass. The Deposit shall be melted in lots not exceeding 500 kilograms or in such lesser quantity as shall be agreed between the Depositor and Rand Refinery in writing.

8.2.2                                   Rand Refinery shall obtain a number of dip samples using a pre-heated dip sampler from such molten bullion.

8.2.3                                   Two sets of samples shall be taken for each Deposit. One set of samples shall be used by Rand Refinery and one set of samples shall be retained for umpiring. A third set of samples may be taken and delivered to the Depositor, if requested by the Depositor, in writing, in advance of the delivery of the Material.

8.2.4                                   The Umpire samples obtained by Rand Refinery shall be labelled, sealed and retained in safe custody for use (if required) in the event of a dispute.

8.2.5                                   There shall be a nominal deduction in the weight of the Delivery in respect of dip samples so dispatched to the Depositor and the Umpire.

8.2.6                                   Once the samples contemplated in 8.2.3 have been extracted and secured from the Deposit, Rand Refinery shall have the right to release the remainder of the Deposit for processing.

8.3                        Assay Determination

8.3.1                                   The Rand Refinery Official Gold Assay shall be determined using the "proof corrected fire assay technique" for gold purity that is smaller than 99.97%. The official assay shall determine the "Gold Content", expressed in troy ounces.

8.3.2                                   The "Silver Content" shall be determined by using the XRF Technique.

8.4                        Assay Agreement

8.4.1                                   The Parties agree that the following assay splitting limits shall apply during the term of this Contract:

Gold: >99%: two parts per thousand parts (0.2%).

60% - 99%: five parts per thousand parts (0.5%).

                      <60%: ten parts per thousand parts (1.0%).

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Silver:            ten parts per thousand parts (1.0%).

8.4.2                                   Notwithstanding anything to the contrary contained herein, should –

8.4.2.1                                             the Depositor fail to advise Rand Refinery in writing at the time of Delivery of the Depositor’s official assay; or

8.4.2.2                                             Rand Refinery's official assay fall within the splitting limits as referred to in clause 8.4,

                                               the Rand Refinery's Official Assay shall be final and binding on the Parties and constitute the official assay for all purposes in terms of this Contract.

8.4.3                                   Should the difference between the Depositor's Official Assay and the Rand Refinery's Official Assay be outside the splitting limits as referred to in clause 8.4, Rand Refinery shall notify the Depositor thereof by delivery of a notice (“Assay Variance Notice”), whereafter the Depositor shall have one Business Day to request Rand Refinery in writing to refer the matter to the Umpire to umpire assay of the Material.

8.4.4                                   Should the Depositor not request that the matter be referred to the Umpire or should the Depositor fail to respond within one Business Day from date of delivery of the Assay Variance Notice, the Depositor shall be deemed to have accepted Rand Refinery's Official Assay and the official assay determined by Rand Refinery referred to in clause 8.3.1 shall be final and binding upon the Depositor and constitute the official assay for all purposes in terms of this Contract.

8.5                        Should the Depositor require the matter to be referred to the Umpire, the provisions of clause 8.4.4 shall, with the necessary amendments, apply to the determination of the dispute.

8.6                        Umpire

8.6.1                                   Should any dispute be referred to an Umpire for determination in terms of this Contract, the Umpire shall resolve such dispute acting as an expert and not as an arbitrator on the following basis.  Should the Umpire's assay:

8.6.1.1                                             coincide exactly with the result of either of the Parties, the Umpire’s assay shall be deemed to be the final official settlement assay; or

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8.6.1.2                                             fall between the Rand Refinery Official assay and the Depositor's official assay, the final settlement assay shall be deemed to be the average of the Umpire assay and the assay of the Party closest to the Umpire assay; or

8.6.1.3                                             fall outside these aforementioned limits, the final settlement shall be based on the median of the three (3) assays.

8.6.2                                   The cost of the Umpire’s assay shall be paid by the Party whose assay is furthest away from the Umpire assay except when the Umpire assay is the arithmetical mean of the other two, in which event the Umpire’s costs shall be shared equally by the Parties.

8.7                        Verification of Weighing, Sampling and Assaying by the Depositor

8.7.1                                   The Depositor shall be entitled to have a representative present at Rand Refinery’s premises at its own cost to witness and verify the weighing and sampling carried out by Rand Refinery.

8.7.2                                   Should the Depositor wish to have any representation during the weighing and sampling of a particular Delivery, the Depositor shall give timeous notice in writing to this effect to Rand Refinery, which access shall be subject to Rand Refinery’s access control policies.

9.           DELETERIOUS ELEMENTS

9.1                        The Depositor shall use all reasonable commercial endeavours to ensure that all Material delivered to Rand Refinery shall not contain Deleterious Elements and/or compounds, with levels higher than those set out in Annexure A to this Contract.

9.2              Should the Material contain any elements in excess of the specified maximum free levels and provided Rand Refinery will have consented in writing to proceed with the refining process of the Material, additional refining charges as set out in Annexure A shall apply and be recoverable by Rand Refinery, which shall become due and be payable by the Depositor.

10.        NON- ACCEPTABLE MATERIAL

10.1                     The Depositor hereby acknowledges that Rand Refinery will have the right to refuse acceptance of Material delivered to Rand Refinery where such Material:

10.1.1                               contains Deleterious Elements in such levels whether on an individual or combined basis so as to exceed the maximum permissible levels as prescribed in Annexure A; or

10.1.2                               contains less gold and/or silver than the minimum limits prescribed in Annexure A; or

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10.1.3                               is believed by Rand Refinery, on reasonable grounds, to have resulted from unlawful activities or been acquired unlawfully by the Depositor, its employees, sub-contractors or agents or there are reasonable grounds to suspect that any such persons may be involved in unlawful activities as set out in the Prevention of Organised Crime Act, 1998, or any other legislation similar anywhere in the world.

10.2                     Should Rand Refinery refuse to accept the Material delivered to the Premises for the reason set out in clause 10.1.1 and/or 10.1.2 above, the Depositor shall at its cost be obliged to collect the Material from the Premises within seven (7) days of the date of delivery of a written notice from Rand Refinery declining to accept the Material. Any costs incurred by Rand Refinery related to melting, assaying, transporting and/or the removal of the Material from the Premises, shall be for the account of the Depositor.

10.3                     If Rand Refinery refuses to accept the Material delivered to the Premises for any of the reasons as set out in clause 10.1.3 above, Rand Refinery shall be entitled to dispose of the Material in such manner as it deems fit and to furnish relevant information in respect of the Material and/or the Depositor to the relevant authorities.

11.        FEES AND CHARGES

11.1                     Fees and charges for services rendered by Rand Refinery in execution of this Contract shall be as set out in Annexure A.

11.2                     Any and all additional costs and charges related to transport services may also be incurred and shall be recoverable in full from the Depositor.

11.3                     All fees, charges and costs shall be invoiced and the invoices shall be paid by the Depositor within 15 Business Days from date of invoice.

11.4                     The Depositor shall be liable to pay all taxes, duties or other governmental fees or charges which may at any time be imposed by any government or any regulatory body in respect of:

11.4.1                               Material processed in terms of this Contract;

11.4.2                               the documents relating thereto;

11.4.3                               the production, extraction, sale, use, export or transport of the Material in or from South Africa, and/or

11.4.4                               the proceeds or value of the Material;  and

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11.4.5                               the fees and charges charged by Rand Refinery.

11.5                     The Depositor hereby indemnifies and holds Rand Refinery harmless against any payment obligation of any and all taxes, duties or other government fees or charges in respect of the sale and purchase, processing, handling, transport, export or import relating to the Material.

11.6                     Any amount falling due for payment by either Party to the other in terms of or pursuant to this Contract which is not timeously made shall:

11.6.1                               bear interest at the ruling South Africa Prime Rate, plus a margin of two percent (2%) per annum, calculated from the due date for payment until the date such amount is paid in full; and

11.6.2                               the interest shall be compounded monthly in arrears from the end of the month during which such interest is first calculated.

11.7                     Rand Refinery shall annually review and adjust the  fees payable to it in terms of Annexure A as well as the date upon which such amendment shall take effect.  Such adjustment shall be deemed to have been accepted by the Depositor unless the Depositor notifies Rand Refinery, in writing, within 3 days of receipt of such notice of amendment of its objection to same in which event the Parties shall meet to reach agreement within 10 Business Days of the date of delivery of the objection notice.

11.8                     If the Parties cannot reach agreement on an adjustment of the price, Rand Refinery shall be entitled to terminate this Contract by giving thirty (30) days’ written notice.

12.        METAL CREDIT PAYABLE TO DEPOSITOR

12.1                     The metal credit payable to the Depositor in terms of this Contract shall be set out in Annexure A.

12.2                     Rand Refinery shall inform the Depositor of the Payable Gold and Payable Silver in the form of a Precious Metal Receipt Voucher (“PMR”) which shall be emailed to the Depositor.

13.        CREDIT OR SALE OF PAYABLE GOLD AND PAYABLE SILVER ON BEHALF OF DEPOSITOR

13.1                     The Depositor shall provide written or telephonic instructions to Rand Refinery as to whether the Depositor wishes to use Rand Refinery, acting as its agent, or, a third party, to sell the Payable Gold and/or Payable Silver; provided that where instructions are provided telephonically the Parties shall be entitled to make and retain electronic recordings of such telephone conversations

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and shall be entitled to use these as evidence in any litigation or arbitration proceedings between the Parties.

13.2                     Should a third party sell the Payable Gold and Payable Silver on behalf of the Depositor, an administration transfer fee as set out in Annexure A shall be levied by Rand Refinery.

13.3                     Should the Depositor instruct Rand Refinery to sell the Payable Gold, Rand Refinery shall endeavour to sell the estimated Payable Gold arising from a Deposit on the day the Material is delivered at the Delivery Place, provided that such Material arrives at the Delivery Place prior to 11:00 and processed for receipt by Rand Refinery ERP system before 15:00 on a Business Day.  Should the Material be delivered after 11:00 or not be processed on Rand Refinery ERP system before 15:00, it shall be sold on the next Business Day.

13.4                     Should the Depositor request Rand Refinery to sell the Payable Silver, Rand Refinery shall endeavour to sell the Payable Silver arising from the Deposit  during the calendar month following the calendar month in which the assay has been concluded.

14.        PRICING OF PAYABLE GOLD OR PAYABLE SILVER FOR SALE

14.1                     The Gold shall be priced based on either the AM or PM LBMA Gold Price, as agreed between the Parties.

14.2                     The Silver shall be priced with reference to the LBMA Silver Price.

14.3                     Should Rand Refinery be responsible for the sale of the US$, the US$ proceeds shall be sold at the then prevailing R/$ exchange rate as quoted by Rand Refinery’s South African bankers.

15.        PAYMENT TO DEPOSITOR

15.1                     Should Rand Refinery be responsible for the sale of the Payable Gold and Silver, upon receipt of the proceeds from the sale of the Payable Gold or Payable Silver, and dependant on the assay conclusion or release of Material by Rand Refinery, Rand Refinery shall make payment to the Depositor’s Designated Account by electronic funds transfer less any and all amounts due and owing to Rand Refinery. All payments by Rand Refinery to the Depositor shall be made into the Designated Account within two (2) Business Days after the price for the Payable Gold or Payable Silver has been finally determined in terms of this clause 15 read with clause 14.

15.2                     Should an assay conclusion not be agreed to by both Parties, Rand Refinery may pay the Depositor the gold and/or silver based on the lower of the two assays, pending receipt of the

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Umpire result. In this case, Rand Refinery shall make relevant adjustments, if necessary, upon finalisation of the assay conclusion.

16.        SET-OFF

16.1                     Rand Refinery shall be entitled to offset any and all amounts due and owing to it and which remains outstanding as the date of payment (including those liabilities of a subsidiary, save as otherwise previously agreed) against amounts due and payable to the Depositor by Rand Refinery.

16.2                     Notwithstanding Rand Refinery's right to set-off as contemplated in clause 16.1 above, any disputes between the Parties with regard to amounts due and payable by one to the other shall be resolved in accordance with the provisions of clause 27.

17.        CHANGE OF MARKET CONDITIONS

17.1                     If, during the term of this Contract, any of the underlying market conditions (including such charges as freight, insurance or interest rates) change significantly in such a way as to have any impact on the agreed charges and fees, the Parties shall renegotiate the relevant terms of the Contract in good faith.

17.2                     Should the Parties be unable to reach agreement on the proposed amendments referred to in clause 17.1 above, Rand Refinery shall have the right to terminate this Contract with thirty (30) days’ prior written notice.

18.        CONFIDENTIALITY

18.1                     The Parties shall hold confidential all information acquired by them under this Contract from each other and neither Party shall without the prior written consent of the other Party hereto, disclose to any third person any such information.

18.2                     Notwithstanding the provisions of clause 18.1, the Parties accept and consent that from time to time a Party may be required by law or by legislation or a court order or may be requested by a government department or agency, fiscal body, enforcing authority or regulatory authority to disclose information acquired under this Contract.

18.3                     A Party having to comply with the provisions of clause 18.2, shall prior to such disclosure inform the other Party forthwith thereof in writing.

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19.        INDEMNITY

19.1                     The Indemnitee hereby indemnifies and holds the Indemnitor harmless from and against any loss or damage sustained by the Indemnitor arising directly or indirectly from (i) the Indemnitee’s failure to comply with any of its obligations under this Contract, or (ii) incurred by the Indemnitor in enforcing its rights in terms of this Contract.

For the avoidance of doubt “Indemnitee” means the Party, other than the Indemnitor, to the extent that it relies upon the indemnity of the Indemnitor in terms of this Contract and “Indemnitor” means either of the Parties to the extent that it indemnifies the other in terms of this Contract.

19.2                     The Indemnitee agrees to and hereby indemnifies the Indemnitor and holds it harmless from and against any and all claims arising out of personal injuries, illness, death, loss of property or damage to property suffered the Indemnitor or the Indemnitee's employees, sub-contractors or agents (and their respective employees), as the case may be, arising from this Contract or the processing of the Material.

19.3                     The Indemnitee agrees to and hereby indemnifies the Indemnitor and holds it harmless against all loss, liability, damage and expense (including legal costs on the scale as between attorney and own client and disbursements), incurred by the Indemnitor as a result of any breach by the Indemnitee of the terms hereof, including any of the undertakings and/or warranties given by the Indemnitee to the Indemnitor in terms of this Contract.

19.4                     Neither Party shall be liable for any indirect, special or consequential losses or damages of any kind or description whatever and however arising and suffered as a result of a breach by either Party of the terms of this Contract.

20.        BUSINESS ETHICS

                The Parties shall establish and maintain appropriate business standards, procedures and controls including those necessary to avoid any real or apparent impropriety or to prevent any action or conditions which could result in conflict with the Parties’ best interests.

22.        METAL GAIN SALES

                If during the refining processes Rand Refinery accrue metal gains or losses, such gain or loss shall be for its account. If pursuant to the sale of Gold and Silver on behalf of the Depositor Rand Refinery

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realises a loss or a gain and provided it will have conducted same strictly in accordance with the terms and conditions contained herein, such  gains and losses shall be for its own account.

23.        REPRESENTATIONS AND WARRANTIES

23.1                     The Parties represent and warrant that:

23.1.1                               each of them has the full power and authority to enter into and execute this Contract; and

23.1.2                               each of them has no knowledge of any reason which might result in it being unable to fulfil its obligations in terms of this Contract; and

23.1.3                               the conclusion of this Contract shall not infringe or violate the laws of the country in which it is registered and incorporated or in the country in which it does business and to which it is subjected.

23.2                     The Depositor further represents and warrants that:

23.2.1                               it is in possession of all licences, permits and authorisations to allow it to have the Material processed in terms of this Contract; and

23.2.2                               it has complied with and shall continue to comply with all relevant statutory requirements in respect of the processing of the Material.

23.3                     This Contract is entered into by the Parties relying on the warranties set out in this clause and otherwise given to them by the other Party in terms of this Contract, each of which is deemed to be a material warranty inducing the other Party to enter into this Contract.

24.        RESPONSIBLE GOLD REPRESENTATIONS AND WARRANTIES

                The Depositor further represents and warrants that:

24.1                     it is the owner or lawful possessor of the Material delivered to Rand Refinery;

24.2                     in line with the requirements of the OECD Due Diligence Guidelines for Supply Chains from Conflict Affected and High Risk Areas, the Material has not been sourced or transported using child labour, unacceptable environmental practices or in favour of any non-government armed forces; and

24.3                     the Depositor has all permits and authorities required to extract and deliver the Material to Rand Refinery.

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25.            BREACH OF CONTRACT

25.1                     Notwithstanding anything to the contrary contained in this Contract, the following events shall constitute a material breach of this Contract:

25.1.1                               failure to comply with any material provision going to the root of this Contract and failure to remedy such breach within fourteen (14) days after receiving written notice from the non-defaulting Party requiring the defaulting Party to remedy such breach;

25.1.2                               failure to comply with a provision of this Contract and the defaulting Party is unable to rectify

25.1.3                               the breach;

25.1.4                               a Party, which is a corporate entity, being wound up, liquidated, or proposes to pass a resolution to place it under business rescue, whether provisionally or finally and whether voluntarily or compulsorily;

25.1.5                               a Party committing an act of insolvency;

25.1.6                               a Party ceasing or threatening to cease to carry on its normal line of business;

25.1.7                               a Party breaching any one or more of the warranties furnished by it in terms of this Contract.

25.2                     Should a breach of any of the provisions of this Contract occurs, the non-defaulting Party shall be entitled, without prejudice to its other rights in law, to immediately terminate this Contract or to claim immediate specific performance of all of the defaulting Party's obligations whether or not due for performance, in either event without prejudice to the non-defaulting Party's right to claim damages.

26.        FORCE MAJEURE

                If either Party is prevented or restricted directly or indirectly from carrying out all or any of its obligations under this Contract by reason of strike, lock-out, fire, explosion, floods, riot, war, accident, act of God, embargo, legislation, shortage of or a breakdown in transportation facilities, civil commotion, unrest or disturbances, cessation of labour, government interference or control, or any other cause or contingency beyond the control of that Party, the Party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented and shall not be liable for any delay or failure in the performance of any obligations

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hereunder or loss or damages either general, special or consequential which the other Party may suffer due to or resulting from such delay or failure, provided always that written notice shall forthwith be given of any such inability to perform by the affected Party.  Any Party invoking force majeure shall upon termination of such event giving rise thereto forthwith give written notice thereof to the other Party.  Should such force majeure continue for a period of more than 90 days then the Party who shall not have invoked the force majeure shall be entitled forthwith to cancel this Contract in respect of any obligations still to be performed hereunder.

27.        DISPUTE RESOLUTION AND EXPERT DETERMINATION

27.1                     If a technical dispute arises between the Parties regarding the results of an assay, both the Parties, or either of them, may refer the dispute to the Umpire. The decision of the Umpire (including his decision with regard to the proportions in which the Parties shall bear the costs of his determination), shall be binding on the Parties. The Parties may require the Umpire to furnish them with a confidentiality undertaking.

27.2                     Any other dispute arising out of or in connection with this Contract, including any question regarding its existence, validity or termination thereof, shall be referred for resolution firstly by way of negotiation and in the event of that failing, by way of mediation and in the event of that failing by way of arbitration under the Rules of the Arbitration Foundation of Southern Africa.

27.3                     The language of any dispute resolution process shall be English and the arbitration shall be conducted in camera.

27.4                     The arbitrator shall make a determination as to the liability for the cost and his determination shall be final and binding on the Parties.

27.5                     This dispute resolution clause shall not preclude a Party from seeking urgent relief in a court with competent jurisdiction in South Africa.

28.        COUNTERPART AND FACSIMILE/E-MAIL EXECUTION

                This Contract may be executed in any number of counterparts, each of which shall be deemed an original of this Contract and which together shall constitute one and the same instrument; provided that neither Party shall be bound to this Contract unless and until both Parties have executed a counterpart. A signature page signed by a Party and sent by facsimile or e-mail to the other Party shall be deemed to be valid as an original and shall be binding between the Parties.

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29.        SEVERABLE PROVISIONS

                Each and every provision of this Contract shall be considered severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Contract that are valid, enforceable and legal.

30.        SURVIVAL

                In the event of termination or expiration of this Contract, the provisions pertaining to warranty, indemnity, confidentiality, insurance, disclaimer of consequential damages, dispute resolution and governing law shall remain in full force and effect.

31.        GENERAL PROVISIONS

31.1                     This Contract and the attachments hereto constitute the entire Contract between the Parties and supersede all prior negotiations, representation or agreements related to this Contract, either written or oral, and there are no collateral or other statements, understandings, covenants, contracts, representatives or warranties, written or oral, relating to the subject matter of this Contract. Neither Party shall be bound by any representation, warranty or promise not recorded in this Contract.

31.2                     No addition to, variation of or agreed cancellation of this Contract shall be of any force or effect unless reduced to writing and signed by or on behalf of the Parties.

31.3                     No indulgence which any Party may grant to any other shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which may have arisen in the past or which might arise in the future.

31.4                     This Contract shall be interpreted and governed in all respects by the laws of the Republic of South Africa.

31.5                     Neither Party shall be entitled to cede, transfer, assign or burden any of its rights or delegate any of its obligations under this Contract without the prior written consent of the other Party.

32.        RIGHTS OF THIRD PARTIES

                The Parties agree that no provision of this Contract is intended to confer any benefit on or may be enforceable by any person who is not a party to this Contract and the rights of such third party are hereby expressly excluded.

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33.        NOTICES

33.1                     The Parties choose the addresses below at which notices in connection with this Contract and/or documents in legal proceedings in connection with this Contract may be served (domicilium citandi et executandi):

Rand Refinery (Pty) Ltd:

Refinery Road

Industries West

Germiston

1401

E-mail: gold@gold.co.za

Fax: +2711 418 9231

Depositor: the physical address as set out in schedule 1.

33.2                     A notice may be delivered by hand, by post or sent by fax or by email. Without prejudice to the foregoing, any notice shall prima facie be deemed to have been received after ten (10) days if sent by prepaid registered post, on the next Business Day at the place to which it is sent by fax, or at the time of the delivery, if delivered by hand on a Business Day or when the email message is available to be read on the recipient’s IT network during normal business hours, if sent by email.

33.3                     A Party may change its address to another physical address by notice in writing to the other Party.

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ACCEPTANCE OF THE ABOVE TERMS AND CONDITIONS

Signed on behalf of Rand Refinery (Pty) Ltd at …………………………………on

…………….……….……….. 20..

Name…………………………………

Designation…………………………

Signature……………………………

Who warrants that he/she is duly authorised hereto.

Name…………………………………

Designation…………………………

Signature……………………………

Who warrants that he/she is duly authorised hereto.

Signed on behalf of the DRDGOLD Limited

at

……………………………………on

……………………….………… 20..

Name……………………………………

Designation……………………………

Signature………………………………

Who warrants that he/she is duly authorised hereto.

Name……………………………………

Designation……………………………

Signature………………………………

Who warrants that he/she is duly authorised hereto.

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Signed on behalf of Ergo Mining Proprietary Limited

at

……………………………………on

……………………….………… 20..

Name……………………………………

Designation……………………………

Signature………………………………

Who warrants that he/she is duly authorised hereto.

Name……………………………………

Designation……………………………

Signature………………………………

Who warrants that he/she is duly authorised hereto.

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Annexure A: VARIABLE CLAUSES, FEES, CHARGES AND METAL CREDIT

1.     Depositor: Any of the entities referred to in schedule 1 attached hereto, being companies duly registered and incorporated in accordance with the company laws of the Republic of South Africa, having their principal places of business as listed in schedule 1.

2.     Mines: means all mines operated by the Depositors (as per Schedule A)

3.           Delivery Place: Helipad at Rand Refinery, Germiston.

4.           Quality of Material: The Depositor undertakes that the quality of the Material delivered to Rand Refinery shall comply with the following minimum specifications:

Element	Expected Range	Min	Max
Au	81.42%	30.00%	100%
Ag	9.84%	1.00%	15.00%
Fe	2.03%	0.00%	5.00%
Cu	3.38%	0.00%	15.00%
Zn	0.37%	0.00%	5.00%
Pb	2.09%	0.00%	5.00%
Ni	0.43%	0.00%	5.00%
As	0%	0.00%	5.00%
Cd	0%	0.00%	5.00%
Hg	0%	0.00%	0.00%

3.1                        percentage Gold: Estimated between 30% and 100%.

3.2                        percentage Silver:             Estimated between 1% and 15%.

3.3                        Impurities: Estimated between 0% and 15% various base metals.

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5.           REFINING FEES AND METAL CREDIT FOR GOLD BEARING REFINERY MATERIAL (these Refining Fees and Metal Credit shall be valid until 31 August 2018)

Deposit Type	Refining fee (R/Gross Kg)	Minimum Refining fee	Loco Germiston Au fee (US$/payable oz)	Loco Germiston Ag fee (US$/payable oz)	Administration Transfer fee (R/payable oz)	Re-sampling fee (re-melt fee)/kg gross weight	Re-assay fee/lot

Bullion	R224.00	R3 203.00	US$0.68	US$0.45	R1.07	R117.00	R7,176.00
Silver material	R224.00	R3 203.00		US$0.45	R1.07	R117.00	R7,176.00

Deposit Type	Metal credit Au						Metal credit Ag
	>90% Au	90% - 80% Au	80% - 60% Au	60% - 40% Au	40% - 30% Au	<30% Au
Bullion	99.90%	99.80%	99.60%	99.00%	98.00%	95.00%	95.00%
Silver material							95.00%

6.           Should the Material contain less than 30% gold, the Depositor is obliged to inform Rand Refinery accordingly before delivery of the product to Rand Refinery. Rand Refinery reserves the right to reject the deposit.

7.           ADMINISTRATION TRANSFER FEE

The fee is due and payable to Rand Refinery by the Depositor in respect of metal transferred from the Depositor’s metal account to a 3rd party metal account Loco Germiston.

8.               DELETERIOUS ELEMENTS

7.1       The Material shall not contain any volatile organics or other combustibles or extraneous Material.

7.2       Should any of the elements as specified below exceed the maximum permitted levels, it must be notified and agreed between the parties prior to shipment.

7.3       Fees will apply for such deleterious elements, where the maximum permitted levels are exceeded.

7.4       Rand Refinery reserves the right to refuse acceptance of any product with deleterious elements it might not, in terms of its ISO14000 certification, be able to treat.

7.5       The presence of impurities that are deleterious to Rand Refinery’s processing facilities are listed below and should the material be outside of the agreed quality, Rand Refinery reserves the right to reject the Material or apply the following penalties:

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7.6       The following additional treatment fees will be charged per kilogram for every element exceeding the permitted level:

Deleterious Elements	Maximum Permitted Level (%)	Penalty charge for each 1 % or part thereof of deleterious element in excess of the Maximum Permitted Level, per kg of material delivered
Iron (Fe)	1.00	R 1,282.00
Copper (Cu)	7.00	R 499.00
Zinc (Zn)	2.00	R 2,269.00
Lead (Pb)	1.00	R 2,523.00
Nickel (Ni)	0.50	R 1,282.00
Arsenic (As)	0.20	R 2,674.00
Cadmium (Cd)	0.20	R 2,674.00
Mercury (Hg)	Not accepted

9.           In the event of any dispute and the Material is returned to the Depositor a fee to cover costs of ZAR 2,250.00 per Deposit shall be raised by Rand Refinery against the Depositor.

10.        All the charges referred to in this Annexure shall be exclusive of Value-added Tax, which shall be levied by Rand Refinery additionally at the rate prevailing as at the invoice date.

11.        All USD charges shall be converted at the ruling exchange rate and payable in ZAR.

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SCHEDULE 1: LIST OF DEPOSITORS

1.           DRDGOLD Limited

Registration no. 1895/000926/06, a company duly registered and incorporated in accordance with the company laws of the Republic of South Africa, having its principal place of business at Place of business: 1 Sixty Jan Smuts Buildng, 2nd Floor, North Tower, 160 Jan Smuts Avenue, Rosebank, 2196, E-mail: mark.burrell@drdgold.com, Riaan.davel@drdgold.com , Fax: +27 86 524 3061

2.           Ergo Mining Proprietary Limited

Registration no. 2007/004886/07, a company duly registered and incorporated in accordance with the company laws of the Republic of South Africa, having its principal place of business at 183 Vlakfontein Road, Vulcania, Brakpan

Mines / plants / operations: Ergo, City Deep, Knights and Crown Plants

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ANNEXURE B – DETAILS OF UMPIRE

1.           Inspectorate International Limited

2 Perry Road, Witham

Essex, CM8 3TU

United Kingdom

2.           ALS Minerals Division | Inspection

Caddick Road

Knowsley Business Park

Prescot L34 9HP

United Kingdom

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ANNEXURE C – HIGH LEVEL SCHEMATIC OF DEPOSITING PROCESS

Dore From Depositor With Waybill and Mine Weight or Depositor Wet Weigh
Packaging Inspected
Gross Mass & Count Recon with Waybill
Unpack bars and inspection
Deposit Number Assigned
Bar Code Labelling
Weighing
RR Wet Weight
2 x conveyor driers at 350'C
Weighing
RR Dry Weight
Mine vs RR Wet & Dry Weight Compare
Weight discrepancy form
Receipt & Weighing
Drill Sample Results – Mine Assay
Once samples taken material released
Melt in one lot in dedicated crucible
Samples = RR, Umpire
Official Weight = Samples + Ingots
Melt & Sample
Material released for refining
XRF for Ag
Fire Assay for Au
Official Weight x Fire Assay % = Official Au Content
Assay Exchange & Splitting Limits
Umpire
Final Official Au Content & To Be Accounted for Au
Assay discrepancy form
Evaluate

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ANNEXURE D – CONTACT LIST

Rand Refinery

Scenario	RR Officer	RR Email
Weight Variance Notice	Customer Liaison Officer – Eval.	ItumelengM@gold.co.za
Weight Variance Notice Escalated	Snr Mgr. Evaluation Technical Assurance & SHEQ Exec.	Johand@gold.co.za Terancen@gold.co.za
Cancellation Notice	Snr Mgr. Evaluation	Johand@gold.co.za
Cancellation Notice	Technical Assurance & SHEQ Exec.	Terancen@gold.co.za
Assay Variance Notice	Customer Liaison Officer – Eval.	ItumelengM@gold.co.za
Assay Variance Notice Escalated	Snr Mgr. Evaluation Technical Assurance & SHEQ Exec.	Johand@gold.co.za Terancen@gold.co.za
Tampering (seals, bar defects etc.)	Might be observed by Security but communicated by Snr Mgr. Evaluation	Johand@gold.co.za
Tampering (seals, bar defects etc.)	Technical Assurance & SHEQ Exec.	Terancen@gold.co.za

DRD

Knights plant – for Knights despatches

Josiah Tshisevhe – josiah.tshisevhe@drdgold.com -Area Manager

Jonathan Smith – jonathan.smith@drdgold.com – Plant Engineer and 2IC

Ergo plant – for Ergo despatches

Geoffrey Pollock – geoff.pollock@drdgold.com – Area Manager

Sandile Lamani – sandile.lamani@drdgold.com – Plant Superintendent and 2IC

Finance – to be included in all e-mails relating to despatch queries

William Pooe – william.pooe@drdgold.com – Financial Accountant

Phathiswa Koyo – phathiswa.koyo@drdgold.com – Gold Book Clerk

In the event of unsatisfactory responses from the plants

Mark Burrell – mark.burrell@drdgold.com – Financial Director

Ryno Bornman – ryno.bornman@drdgold.com – Manager Financial and Management Information Systems

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